Exhibit 3.5

AMENDED AND RESTATED CERTIFICATE OF FORMATION

OF

CAB WEST LLC

The original Certificate of Formation of CAB West LLC was duly endorsed as filed by the Secretary of State of the State of Delaware on January 17, 2003.

The original Certificate of Formation is hereby amended and restated in its entirety to read as follows:

SECTION 1. Name.  The name of the limited liability company is CAB West LLC (the “Company”).

SECTION 2. Address.  The address of the registered office of the Company is c/o The Corporation Trust Company, 1209 Orange Street, New Castle County, Wilmington, Delaware 19801.

SECTION 3.  The name and address of the registered agent for service of process on the company is The Corporation Trust Company, 1209 Orange Street, New Castle County, Wilmington, Delaware 19801.

SECTION 4.  This Amended and Restated Certificate of Formation shall be effective upon filing.

SECTION 5.  Series.  Pursuant to Section 18-215(a) of the Delaware Limited Liability Company Act (the “Act”), the Company may issue one or more series of limited liability company interests having the rights and preferences set forth in the limited liability company agreement of the Company, as the same may be amended, supplemented or otherwise modified from time to time (each, a “Series”).

SECTION 6.  Notice of Limitation of Liabilities of each Series.  Pursuant to Section 18-215(b) of the Act, there shall be a limitation on liabilities of each Series such that (a) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable against the assets of such Series only and not against the assets of the Company generally or any other Series and (b) unless otherwise provided in the limited liability company agreement of the Company, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Company generally or any other Series thereof shall be enforceable against the assets of such Series.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Formation of CAB West LLC on this 18th day of August, 2004

Ford Motor Credit Company,
as sole Member

By:	/s/ Shawn W. Murphy
Name: Shawn W. Murphy
Title: Authorized Person